                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              GENEVA STEEL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


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     (2)  Form, Schedule or Registration Statement No.:

          Preliminary Proxy Material
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
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 26, 1996

                               [LOGO] GENEVA STEEL

         You are cordially invited to attend the Annual Meeting of Shareholders of Geneva Steel Company (the "Company"), which will be held on Tuesday, March 26, 1996, at 10:00 a.m., at the Screening Room, Sundance Resort, Sundance, Utah 84604 (the "Annual Meeting"), for the following purposes:

         (i) To elect seven directors of the Company, each to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

         (ii) To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditor of the Company for the fiscal year ending September 30, 1996; and

         (iii) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on January 24, 1996 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                      By Order of the Board of Directors


                                      /s/ KEN C. JOHNSEN
                                      -----------------------------------
                                      KEN C. JOHNSEN
                                      Secretary


January 29, 1996

                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

                              GENEVA STEEL COMPANY
                              10 SOUTH GENEVA ROAD
                              VINEYARD, UTAH 84058

                              --------------------

                                 PROXY STATEMENT

                              --------------------


                         ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 26, 1996

                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Geneva Steel Company, a Utah corporation doing business as "Geneva Steel" (the "Company" or "Geneva"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Class A Common Stock, no par value (the "Class A Common Stock" or "Class A Shares"), and the Company's Class B Common Stock, no par value (the "Class B Common Stock" or "Class B Shares"), for use at the Annual Meeting of Shareholders of the Company to be held Tuesday, March 26, 1996, and at any adjournment or postponement thereof (the "Annual Meeting"). The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively as the "Common Stock." This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about January 29, 1996.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Class A Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

RECORD DATE

         The Board of Directors has fixed the close of business on January 24, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 13,359,847 shares of Class A Common Stock and 19,151,348 shares of Class B Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, a total of 32,511,195 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

PROXIES

         Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven (7) director nominees; (ii) FOR the ratification of the appointment by the Board of Directors of Arthur Andersen LLP to be the independent auditor of the Company for the fiscal year ending September 30, 1996; and (iii) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

         A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

REQUIRED VOTE

         A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum. An abstention will be counted as "represented" for the purpose of determining the presence or absence of a quorum. A broker non-vote, which is an indication by a broker that it does not have discretionary authority to vote on a particular matter, will not be treated as "represented" for quorum purposes. Under Utah corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

         With respect to the election of directors and the proposed ratification of the independent auditor, holders of the Class A Common Stock and the Class B Common Stock will vote together as one class. In the election of directors, the seven (7) nominees receiving the highest number of votes will be elected. For approval of the proposed ratification of the independent auditor, the votes cast in favor of the proposal must exceed the votes cast against the proposal.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, seven (7) directors of the Company (constituting the entire Board of Directors) are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below, with the exception of Dr. Richard B. Wirthlin, is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The seven (7) nominees receiving the highest number of votes at the Annual Meeting will be elected.

NOMINEES FOR ELECTION AS DIRECTORS

         Certain information with respect to each nominee is set forth below.

         JOSEPH A. CANNON, 46, has been a director of the Company since its inception in February 1987, and has served as Chairman of the Board of Directors from March 1987 to the present. Mr. Cannon served as President of the Company from July 1987 to May 1991 and as Chief Executive Officer from July 1987 to July 1991. Mr. Cannon returned to the Company as Chief Executive Officer in October 1992 and has continued to serve in such capacity. From February 1985 to September 1987, Mr. Cannon was engaged in the private practice of law with Pillsbury, Madison & Sutro in its Washington, D.C. office, specializing in environmental law. From May 1981 to February 1985, he was employed in various capacities by and became Assistant Administrator of the

Environmental Protection Agency. As Assistant Administrator, Mr. Cannon was responsible for the development, implementation and enforcement of federal air quality and radiation regulations throughout the United States.

         ROBERT J. GROW, 46, has been Chief Operating Officer of the Company since December 1989 and was elected as President in May 1991. Mr. Grow was recently elected 1996 Chairman of the American Iron & Steel Institute ("AISI"). AISI is the premier industry association for steel companies in the United States, Canada and Mexico. From August 1988 to December 1989, he was employed by the Company in various capacities, including Vice President, Executive Vice President and General Counsel. He has served as a director of the Company from its inception. From 1976 to September 1987, Mr. Grow was engaged in the private practice of law with the Salt Lake City, Utah law firm of Kimball, Parr, Waddoups, Brown & Gee, specializing in real property and general corporate law. Mr. Grow also holds a B.S. degree in Electrical Engineering from the University of Utah.

         RICHARD D. CLAYTON, 39, has been a director of the Company since February 1993 and has served as Executive Vice President and Vice President of Environment since November 1991. He was Vice President of Environment and Special Projects of the Company from December 1989 through October 1991 and Vice President of Energy and Special Projects from July 1989 to December 1989. From 1981 to July 1989, Mr. Clayton was engaged in the private practice of law with Kimball, Parr, Waddoups, Brown & Gee, specializing in corporate counseling, real property and tax law.

         A. BLAINE HUNTSMAN, 59, has been a director of the Company since December 1988. Mr. Huntsman was formerly Chairman of the Board and Chief Executive Officer of Olympus Capital Corporation, a savings and loan holding company headquartered in Salt Lake City, Utah, and served in such capacities from December 1988 and June 1988, respectively, until May 1995. Mr. Huntsman is also currently a director of Zion's Cooperative Mercantile Institution, a retailing company located in Salt Lake City, Utah, a position he has held since 1977, and is a director of Kahler Realty Corporation, a hotel owner, developer and manager based in Rochester, Minnesota, a position he has held since February 1994. Mr. Huntsman is a retired Professor of Finance from the University of Utah David Eccles School of Business and served as Dean of the University of Utah Graduate School and College of Business from 1975 to 1980. He has served as a director of numerous private and public companies, including Huntsman Container Corporation, Dean Witter Reynolds and Arcata Corporation.

         ARCH L. MADSEN, 82, has been a director of the Company since December 1988. Mr. Madsen has been President Emeritus of Bonneville International Corporation, a national communications company headquartered in Salt Lake City, Utah, since July 1985, and a director since 1965, and served as the founding President of such company from 1963 to July 1985. He remains active in a number of national and international broadcasting organizations, and is also active in various civic, educational and charitable institutions.

         R. J. SHOPF, 61, has been a director of the Company since September 1989 and served as an independent advisor to the Company from March 1988 to September 1989. Mr. Shopf currently serves as the Chairman of the Board of Ruth's Chris Steakhouse of Indianapolis. He is also the President of Southwest Business Associates, a consulting company (a position which he previously held from 1984 to February 1988, and from January 1989 to October 1992), and has served in this capacity since August 1994. Mr. Shopf served as President and Chief Executive Officer of Pioneer Chlor Alkali Investments, Inc. ("Pioneer"), from August 1993 until August 1994. Mr. Shopf also served as President of Imperial West Chemical Company, an affiliate of Pioneer, from January 1992 until August 1994, and as President of All Pure Chemical Company, also an affiliate of Pioneer, from October 1992 until August 1994. From March 1988 to January 1989, Mr. Shopf was employed by First Texas Merchant Banking Group, a division of Gibraltar Savings Association, as Senior Vice President in charge of portfolio management.

         DR. RICHARD B. WIRTHLIN, 64, is Chairman of the Board and Chief Executive Officer of Wirthlin Worldwide, a strategic opinion research firm founded by Dr. Wirthlin in 1969 which is headquartered in McLean, Virginia, and maintains offices in London and Hong Kong. Dr. Wirthlin's professional expertise includes marketing, political and public affairs research and strategy. He was chief strategist for former President Ronald Reagan's 1980 and 1984 campaigns. Dr. Wirthlin holds a B.S. degree in economics and an M.S. degree in economics and statistics from the University of Utah. He also holds a Ph.d. in economics from the University of California at Berkeley.

COMMITTEES AND MEETINGS

         The Board of Directors has a standing Audit Committee and a Compensation Committee. The members of the Audit Committee for 1995 were Messrs. Shopf (Chairman), Madsen and Huntsman and the members of the Compensation Committee for 1995 were Messrs. Huntsman (Chairman), Jacobson, Madsen and Shopf.

         The Audit Committee met three (3) times during the fiscal year ended September 30, 1995. Its functions are: (i) to review and recommend the selection of the Company's independent auditor; (ii) to review the Company's internal controls and all services performed by the Company's independent auditor; and
(iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

         The Compensation Committee met two (2) times during the 1995 fiscal year. Its functions are: (i) to determine and adopt compensation arrangements for executive officers of the Company, subject to approval by the Board of Directors; (ii) to review and administer any stock option, stock award and employee benefit plan or arrangement established for the benefit of the executive officers of the Company; and (iii) to review and recommend director and officer nominees for election by the Company's shareholders or the Board of Directors, as the case may be. The Compensation Committee does not have a formal procedure for considering nominees to the Board of Directors recommended by the shareholders.

         During the fiscal year ended September 30, 1995, there were six (6) meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of the committees on which he served.

DIRECTOR COMPENSATION

         Directors who are not employees of the Company are paid a director's fee of $22,000 per year for serving on the Board of Directors, $3,000 per year for serving as chairman of any committee, $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. All directors are also reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

         In addition, each non-employee director who serves for not less than five years receives a deferred compensation payment in each of the five years after termination of service in the amount of the retainer paid to such director for services as a director during the year preceding termination of such services (exclusive of any payments for service as a member of any committee of the Board or otherwise). If a non-employee director's service is terminated prior to five years of service by reason of death or disability, deferred compensation is paid for a period equal to the period for which the director served.

                               EXECUTIVE OFFICERS

         In addition to Messrs. Cannon, Grow and Clayton, certain information is furnished with respect to the following executive officers of the Company:

         MAX E. SORENSON, 46, has been Senior Vice President of Engineering and Technology of the Company since November 1991. He was Vice President of Engineering from December 1989 through October 1991. Before joining the Company, Mr. Sorenson was employed by Inland Steel Company, most recently as Manager of Research and Development for Raw Materials and Primary Processes. Mr. Sorenson holds a B.S. degree in Metallurgical Engineering from the University of Utah and a Masters degree in Industrial Management from Purdue University.

         DENNIS L. WANLASS, 47, has been Vice President, Treasurer and Chief Financial Officer of the Company since September 1989 and was Controller of the Company from January 1988 to September 1989. Before joining the Company, Mr. Wanlass was employed by Eastman Christensen, then a joint venture of Norton Company and Texas Eastern, in various accounting and financial capacities. Mr. Wanlass is a certified public accountant.

         KEN C. JOHNSEN, 37, has been Vice President and General Counsel of the Company since November 1991 and has served as Secretary of the Company since February 1992. He was Manager of Special Projects for the Company from February 1991 through October 1991. From 1986 to 1991, Mr. Johnsen was engaged in the private practice of law with Kimball, Parr, Waddoups, Brown & Gee, specializing in corporate counseling and civil litigation. Mr. Johnsen received his law degree from Yale Law School and a B.A. degree in Finance from Utah State University.

         PHILIP E. JONES, 60, has been Vice President of Customer Service and Marketing of the Company since September 1990. From October 1989 to September 1990, Mr. Jones was Senior Director of Customer Service, Marketing and Sales of the Company and was Manager of Customer Technical Services from October 1987 to October 1989. Prior to joining the Company, he was a consultant to Lone Star Steel and had been employed by USX for 30 years, primarily at the Geneva Steel plant where he held several positions, including Chief Metallurgist. Mr. Jones is a graduate of the University of Utah with a B.S. degree in Metallurgical Engineering.

         CARL E. RAMNITZ, 49, has been Vice President of Human Resources since October 1988 and was Vice President of Human Resources and Public Affairs of the Company from September 1987 to September 1988. Prior to joining the Company, he was employed by USX Corporation ("USX") for 18 years in various employment and labor related capacities, most recently as Manager of Employee Relations for the Geneva Steel plant before it was acquired by the Company and for USX's Pittsburg, California steel plant.

         RALPH F. POWERS, 61, has been Vice President of Manufacturing of the Company since May 1992. From December 1991 until May 1992, Mr. Powers was General Manager of Operational Improvements for the Company. Prior to joining the Company, Mr. Powers was employed by USX and its related entities for more than 30 years, most recently as Project Director with USX Engineers and Consultants, Inc., where he managed the commissioning, testing and start-up of an $850 million cold rolling facility in West Java, Indonesia.

                             EXECUTIVE COMPENSATION

         The compensation of Joseph A. Cannon, the Company's Chief Executive Officer, and the four other most highly paid executive officers (collectively, the "Named Executive Officers") is discussed in the following tables and in the report from the Compensation Committee of the Board of Directors.

SUMMARY COMPENSATION TABLE

         The following table sets forth, for the fiscal years ended September 30, 1995*, 1994 and 1993, the compensation paid to the Company's Named Executive Officers.

                                                                                     LONG-TERM COMPENSATION
                                                                      -----------------------------------------------------
                                   ANNUAL COMPENSATION                          AWARDS                     PAYOUTS
                       --------------------------------------------   --------------------------  -------------------------
                                                                      RESTRICTED    SECURITIES
                                                       OTHER ANNUAL     STOCK       UNDERLYING      LTIP        ALL OTHER
      NAME AND                   SALARY      BONUS     COMPENSATION    AWARD(S)      OPTIONS       PAYOUTS    COMPENSATION
 PRINCIPAL POSITION     YEAR     ($)(1)      ($)(2)        ($)          ($)(3)        (#)(4)         ($)         ($)(5)
--------------------   ------   --------   ----------  ------------   ----------  --------------  ---------   -------------
Joseph A. Cannon        1995    469,054      105,086      12,475          0             48,000        0          21,652
Chief Executive         1994    450,000       31,236           0          0             12,000        0          17,829
Officer                 1993    346,500        5,299           0          0             12,000        0          25,999

                                                                                     LONG-TERM COMPENSATION
                                                                      -----------------------------------------------------
                                   ANNUAL COMPENSATION                          AWARDS                     PAYOUTS
                       --------------------------------------------   --------------------------  -------------------------
                                                                      RESTRICTED    SECURITIES
                                                       OTHER ANNUAL     STOCK       UNDERLYING      LTIP        ALL OTHER
      NAME AND                   SALARY      BONUS     COMPENSATION    AWARD(S)      OPTIONS       PAYOUTS    COMPENSATION
 PRINCIPAL POSITION     YEAR     ($)(1)      ($)(2)        ($)          ($)(3)        (#)(4)         ($)         ($)(5)
--------------------   ------   --------   ----------  ------------   ----------  --------------  ---------   -------------
Robert J. Grow          1995    418,189       93,706      12,475          0             44,000        0          21,652
President and Chief     1994    400,000       27,931           0          0             11,000        0          17,829
Operating Officer       1993    334,000        4,710           0          0             11,000        0          22,058


Richard D. Clayton      1995    279,635       62,853      11,753          0             36,000        0          16,896
Executive Vice          1994    265,000       18,674           0          0              9,000        0          19,900
President               1993    202,750        3,120           0          0              9,000        0          18,883


Max E. Sorenson         1995    210,919       48,492       5,753          0             31,500        0          18,194
Senior Vice             1994    185,000       13,241           0          0              8,000        0          19,414
President               1993    163,250        2,178           0          0              7,500        0          16,768


Dennis L. Wanlass       1995    188,630       42,283       5,415          0             28,000        0          18,589
Vice President          1994    175,000       12,562           0          0              7,000        0          19,000
                        1993    160,750        2,061           0          0              7,000        0          16,561

--------------------------
* The table also includes information with respect to the repricing of previously granted options effected on November 28, 1995. See "--Ten-Year Option/SAR Repricings" and "--Compensation Committee Report--Stock Options."

(1) Includes compensation deferred or accrued at the election of the Named Executive Officer under the Company's Management Employee Savings and Pension Plan (the "Management Plan").

(2) Amounts for fiscal years 1995 and 1994 represent cash incentive bonuses for performance in such fiscal years, as well as payments under the Company's Performance Dividend Plan. Cash incentive bonuses for performance in fiscal 1994 were not included in last year's Summary Compensation Table as they were determined and awarded subsequent to the 1995 annual meeting of shareholders. See "--Compensation Committee Report-Incentive Bonuses." Amounts for fiscal year 1993 represent only payments under the Performance Dividend Plan.

(3) None of the Named Executive Officers received any restricted stock awards during the three years presented, nor did any of them hold any such stock as of September 30, 1995.

(4) 1995 option numbers represent new options granted on March 28, 1995, and the repricing on November 28, 1995 of options granted to the Named Executive Officers in fiscal years 1993 through 1995. See "--Ten-Year Option/SAR Repricings" and "--Compensation Committee Report--Stock Options." The number of new and replacement options reflected as 1995 grants are as follows: Joseph A. Cannon, 12,000 new, 36,000 replacements; Robert J. Grow, 11,000 new, 33,000 replacements; Richard D. Clayton, 9,000 new, 27,000 replacement; Max E. Sorenson, 8,000 new, 23,500 replacements; Dennis L. Wanlass, 7,000 new, 21,000 replacements.

(5) Includes contributions made by the Company pursuant to the Management Plan and the dollar value of premiums paid by the Company pursuant to the Company's split dollar life insurance plan. For fiscal year 1995, such amounts were as follows: Joseph A. Cannon, $12,625 Company contributions, $9,027 insurance premiums; Robert J. Grow, $12,625 Company contributions, $9,027 insurance premiums; Richard D. Clayton, $10,746 Company contributions, $6,150 insurance premiums; Max E. Sorenson, $9,641 Company contributions, $8,553 insurance premiums; and Dennis L. Wanlass, $10,358 Company contributions, $8,231 insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to individual grants of stock options made by the Company to the Named Executive Officers during the fiscal year ended September 30, 1995*. The Company did not grant any stock appreciation rights during the fiscal year ended September 30, 1995.

                                              INDIVIDUAL GRANTS
                         -----------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                              PERCENT OF                                 ASSUMED ANNUAL RATES OF STOCK
                             NUMBER OF       TOTAL OPTIONS                               PRICE APPRECIATION FOR OPTION
                            SECURITIES        GRANTED TO    EXERCISE OR                             TERM
                            UNDERLYING       EMPLOYEES IN    BASE PRICE   EXPIRATION    -----------------------------
         NAME            OPTIONS GRANTED(#)  FISCAL YEAR**   ($/SH)(5)       DATE           5%($)          10%($)
----------------------   -----------------   ------------   -----------   ----------    -------------   -------------
Joseph A. Cannon                12,000(1)           2.2%       $11.96      03/28/00          N/A             N/A
                                12,000(2)           2.2%         7.75      03/03/98          768          11,181
                                12,000(3)           2.2%         7.75      04/05/99        5,861          22,531
                                12,000(4)           2.2%         7.75      03/28/00       10,804          34,084

Robert J. Grow                  11,000(1)           2.0%        11.96      03/28/00          N/A             N/A
                                11,000(2)           2.0%         7.75      03/03/98          704          10,249
                                11,000(3)           2.0%         7.75      04/05/99        5,372          20,653
                                11,000(4)           2.0%         7.75      03/28/00        9,904          31,244

Richard D. Clayton               9,000(1)           1.6%        10.88      03/28/05          N/A             N/A
                                 9,000(2)           1.6%         7.75      03/03/03       20,005          56,088
                                 9,000(3)           1.6%         7.75      04/05/04       24,881          69,798
                                 9,000(4)           1.6%         7.75      03/28/05       29,613          83,752

Max E. Sorenson                  8,000(1)           1.5%        10.88      03/28/05          N/A             N/A
                                 7,500(2)           1.4%         7.75      03/03/03       16,671          46,740
                                 8,000(3)           1.5%         7.75      04/05/04       22,116          62,042
                                 8,000(4)           1.5%         7.75      03/28/05       26,322          74,447

Dennis L. Wanlass                7,000(1)           1.3%        10.88      03/28/05          N/A             N/A
                                 7,000(2)           1.3%         7.75      03/03/03       15,560          43,624
                                 7,000(3)           1.3%         7.75      04/05/04       19,352          54,287
                                 7,000(4)           1.3%         7.75      03/28/05       23,032          65,141

----------------------
* The table also includes information with respect to the repricing of previously granted options effected on November 28, 1995. See "--Ten-Year Option/SAR Repricings" and "--Compensation Committee Report--Stock Options."

** Percent of Total Options Granted has been calculated based on a number of total options granted to employees in the fiscal year that includes the repricing on November 28, 1995 of all options granted pursuant to the Geneva Steel Key Employee Plan (the "Key Employee Plan") in fiscal years 1993 through 1995.

(1) Represents new options granted on March 28, 1995 pursuant to the Key Employee Plan. Potential realizable value is not applicable, as the options were cancelled and replaced on November 28, 1995.

(2) Represents the repricing on November 28, 1995 of options initially granted March 3, 1993 under the Key Employee Plan. The repriced options granted to Messrs. Cannon and Grow become exercisable according to the following schedule: 60% on March 3, 1995, 15% on March 3, 1996, and 25% on March 3, 1997. The repriced options granted to the other Named Executive Officers become exercisable according to the following schedule: 40% on March 3, 1995 and an additional 20% on each of the next three anniversaries thereof.

(3) Represents the repricing on November 28, 1995 of options initially granted April 5, 1994 under the Key Employee Plan. The repriced options granted to Messrs. Cannon and Grow become exercisable according to the following schedule: 40% on April 5, 1996 and an additional 30% on each of the next two anniversaries thereof. The repriced options granted to the other Named Executive Officers become exercisable according to the following schedule:
     40% on April 5, 1996 and an additional 20% on each of the next three anniversaries thereof.

(4) Represents the repricing on November 28, 1995 of options initially granted on March 28, 1995 under the Key Employee Plan. The options granted to Messrs. Cannon and Grow become exercisable according to the following schedule: 40% on March 28, 1997 and an additional 30% on each of the next two anniversaries thereof. The options granted to the other Named Executive Officers become exercisable according to the following schedule: 40% on March 28, 1997 and an additional 20% on each of the next three anniversaries thereof.

(5) On the date of repricing, the market price of the underlying Class A Common Stock was $7.00 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information with respect to the exercise of options to acquire shares of the Company's Class A Common Stock by the Named Executive Officers during the fiscal year ended September 30, 1995, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on November 28, 1995.*

                                                      NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                                                         AT NOVEMBER 28, 1995(#)          NOVEMBER 28, 1995($)
                                                      ------------------------------  -----------------------------
                        SHARES ACQUIRED    VALUE
        NAME            ON EXERCISE (#)  REALIZED ($)  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------   --------------   -----------  -------------   --------------  -------------   -------------
Joseph A. Cannon              -0-            -0-           7,200          28,800           -0-             -0-

Robert J. Grow                -0-            -0-          48,100          27,900           -0-             -0-

Richard D. Clayton            -0-            -0-          57,900          26,600           -0-             -0-

Max E. Sorenson               -0-            -0-          40,500          23,500           -0-             -0-

Dennis L. Wanlass             -0-            -0-          46,500          21,000           -0-             -0-

----------------------

* The number and value of unexercised options are reported as of November 28, 1995, rather than September 30, 1995, in order to reflect the repricing of certain previously granted options effected on such date. See "-- Ten-Year Option/SAR Repricings" and "--Compensation Committee Report--Stock Options."

TEN-YEAR OPTION/SAR REPRICINGS

     The following table sets forth information with respect to the repricing of outstanding stock options that was effected on November 28, 1995. See "--Compensation Committee Report--Stock Options." No other option repricings have occurred since the Company became a reporting company in March 1990.

                                          NUMBER OF                                               LENGTH OF ORIGINAL
                                         SECURITIES     MARKET PRICE                                 OPTION TERM
                                         UNDERLYING     OF STOCK AT     EXERCISE PRICE            REMAINING AT DATE
                                        OPTIONS/SARS      TIME OF        AT TIME OF       NEW      OF REPRICING OR
                                         REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE      AMENDMENT
          NAME                DATE       AMENDED(#)     AMENDMENT($)    AMENDMENT($)    PRICE($)      (MONTHS)
-------------------------   ---------   -------------  --------------   -------------   --------  -----------------
Joseph A. Cannon            11/28/95        12,000         $7.00             $12.93        $7.75             27
Chief Executive             11/28/95        12,000          7.00              16.50         7.75             40
Officer                     11/28/95        12,000          7.00              11.96         7.75             52

Robert J. Grow              11/28/95        11,000          7.00              12.93         7.75             27
President and               11/28/95        11,000          7.00              16.50         7.75             40
Chief Operating Officer     11/28/95        11,000          7.00              11.96         7.75             52

Richard D. Clayton          11/28/95         9,000          7.00              11.75         7.75             87
Executive Vice              11/28/95         9,000          7.00              15.00         7.75            100
President                   11/28/95         9,000          7.00              10.88         7.75            112

Max E. Sorenson             11/28/95         7,500          7.00              11.75         7.75             87
Senior Vice                 11/28/95         8,000          7.00              15.00         7.75            100
President                   11/28/95         8,000          7.00              10.88         7.75            112

Dennis L. Wanlass           11/28/95         7,000          7.00              11.75         7.75             87
Vice President              11/28/95         7,000          7.00              15.00         7.75            100
                            11/28/95         7,000          7.00              10.88         7.75            112

Kenneth C. Johnsen          11/28/95        37,000          7.00              11.75         7.75             87
Vice President              11/28/95         7,000          7.00              15.00         7.75            100
                            11/28/95         7,000          7.00              10.88         7.75            112

Philip E. Jones             11/28/95         5,000          7.00              11.75         7.75             87
Vice President              11/28/95         5,500          7.00              15.00         7.75            100
                            11/28/95         5,500          7.00              10.88         7.75            112

Carl E. Ramnitz             11/28/95         5,500          7.00              11.75         7.75             87
Vice President              11/28/95         5,500          7.00              15.00         7.75            100
                            11/28/95         5,500          7.00              10.88         7.75            112

Ralph F. Powers             11/28/95         6,000          7.00              11.75         7.75             87
Vice President              11/28/95         6,000          7.00              15.00         7.75            100
                            11/28/95         6,000          7.00              10.88         7.75            112


EMPLOYMENT AGREEMENTS

         The Company maintained during fiscal year 1995 a supplemental retirement plan (the "Supplemental Plan") which benefits certain executive officers and management personnel. The Supplemental Plan generally provides for the payment of supplemental benefits to covered individuals upon retirement at age 62, based on the number of years of Company employment. The maximum benefit under the Supplemental Plan, which is available after sixteen and two-thirds years of service, is $50,000 per year, payable for ten years. All of the Named Executive Officers are covered by the Supplemental Plan.

COMPENSATION COMMITTEE REPORT

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph hereinbelow set forth shall not be deemed to be incorporated by reference into any such filings.

         As required by the proxy rules promulgated by the Securities and Exchange Commission (the "SEC"), this Report of the Compensation Committee (the "Committee") of the Board of Directors describes the overall compensation goals and policies applicable to the executive officers of Geneva, including the bases for determination of the compensation of executive officers for fiscal year 1995. The Report also discusses the setting of 1995 compensation of Mr. Cannon. The term "Executive Officers" is used below to refer to the executive officers of Geneva other than Mr. Cannon.

         Composition and Functions of the Committee. The Compensation Committee of the Board of Directors of Geneva is comprised entirely of independent, non-employee directors. Subject to any action which may be taken by the full Board of Directors, the Board has delegated to the Committee the authority:

         1. To determine the compensation of Joseph A. Cannon, Chairman of the Board and Chief Executive Officer of Geneva, including discretionary awards under Geneva's incentive compensation plans;

         2. To approve, upon recommendations by Mr. Cannon, the compensation arrangements of Executive Officers of Geneva, including the Named Executive Officers identified in the Summary Compensation Table above; and

         3. To carry out the duties and responsibilities of the Board of Directors regarding Geneva's other compensation plans, including administering and making awards under Geneva's Key Employee Plan to Mr. Cannon, the Executive Officers and other managers and key employees of Geneva.

         Compensation Philosophy and Objectives. The Committee believes that compensation of Geneva's executive officers should be set at a competitive level and be based upon the Company's overall financial performance, achievement of strategic goals, and individual performance, with a view toward building value for the Company's shareholders. Within this overall philosophy, the following principles guide Geneva's compensation policies for executive officers:

         - Provide competitive levels of compensation that enable Geneva to attract and retain experienced, talented executive officers;

         - Compensate executive officers based on the Company's progress toward achievement of its short and long-term strategic goals, as well as financial results;

         - Compensate executive officers based on the performance of the individual executive officer, and his contribution to the Company's performance; and

         - Maintain and strengthen the incentive for executive officers to increase the price of Geneva's Class A Common Stock.

The Committee believes that adherence to these objectives is essential in order to attract and retain highly-qualified officers whose contributions are necessary for the continued growth and success of Geneva. Information concerning the specific implementation of these policies in the 1995 compensation arrangements of the Executive Officers and Mr. Cannon is provided below. The Committee believes that the $1.0 million compensation deduction cap recently promulgated under the Internal Revenue Code currently has no effect on the Company's compensation policies.

         Annual Salaries. Salaries of Executive Officers are generally reviewed on an annual basis and adjustments may be made based on the Committee's subjective evaluation of the individual's performance, taking into account both qualitative and quantitative factors. Among the factors considered by the Committee have been the recommendations of Mr. Cannon and the importance of retaining key Executive Officers who have, from time to time, been presented with other employment offers. The Committee makes the final compensation decisions concerning the Executive Officers. In setting salary levels for fiscal year 1995, the Committee determined to approve a schedule of modest increases in base salaries of the Executive Officers, based primarily on the Committee's subjective evaluation of the Executive Officer's contribution to aggregate Company performance, with more significant increases for two Executive Officers whose compensation was viewed by the Committee as below-market for those two Executive Officers' qualifications and responsibilities.

         Incentive Bonuses. In fiscal 1995, Geneva continued to make awards under the Performance Dividend Plan (the "Performance Plan") established in June 1993, which provides for the monthly payment of additional cash compensation to all management and union employees based upon the Company's volume of product shipments. Cash payments made to Executive Officers under the Performance Plan during fiscal year 1995 were determined according to the same formula used to determine payments to all other managers.

         The compensation of Executive Officers has at times also included incentive compensation in the form of cash bonuses based on overall Company performance, determined subjectively rather than pursuant to an objective formula or criteria. In fiscal 1995, the Committee approved, and the Executive Officers were paid, an incentive bonus of 5% of their 1994 base salaries, in consideration of the significant efforts of the Executive Officers in fiscal 1994 toward the advancement of substantial components of the Company's modernization program and positioning the Company for more efficient operations in the future. The Committee had deferred consideration of cash bonuses for the Executive Officers and Mr. Cannon in fiscal 1994 to enable the Committee to assess more effectively the results of the implementation of then-recent phases of the Company's modernization efforts.

         In addition, the Executive Officers were awarded an incentive bonus of 15% of their base salaries, following the conclusion of fiscal year 1995, for performance during fiscal 1995. In determining to award the bonuses, the Committee considered key accomplishments during fiscal 1995, including the completion of modernization projects, ratification of a favorable labor agreement, and the improved financial results obtained in fiscal 1995. The Committee determined to award an equal percentage bonus to each of the Executive Officers, as it considered the fiscal 1995 accomplishments to be the result of the collective effort of all Executive Officers rather than attributable to individual achievements.

         Stock Options. Geneva's Key Employee Plan provides the ability to award to executive officers, managers and key employees, options to purchase Class A Common Stock. The award of stock options is intended to align the interests of the executive officers with the shareholders by providing the executive officers with an incentive to bring about increases in the price of Class A Common Stock. Geneva's policy is to award options to purchase Class A Common Stock at a price that equals or exceeds the market price on the date of grant. Accordingly, the executive officers derive a financial benefit from the option only if the price of Class A Common Stock increases.

         Options granted under the Key Employee Plan have not had performance contingencies, but realization of the value provided through the options has generally required the executive officer to remain employed by Geneva until the options vest. Options granted under the Key Employee Plan generally have vested at the rate of 40% of the underlying shares at the end of two years following the grant and an additional 20% each year thereafter. The options are generally exercisable for ten years from the date of grant at a price equal to 100% of the fair market value of the underlying shares on such date. Because each of Messrs. Cannon and Grow beneficially owns more than 10% of the voting power of the Company, applicable tax laws require that incentive stock options granted to them must be exercisable for no more than five years at a price equal to 110% of the fair market value on the date of grant. Consequently, incentive stock options granted to Messrs. Cannon and Grow generally vest in four rather than five years.

         In fiscal 1995, the Committee determined to award 59,000 options to purchase Class A Common Stock to Executive Officers of the Company. The number of options awarded to Executive Officers was based upon the

Committee's assessment of the contribution of the Executive Officers toward accomplishment of Company objectives. These options were subsequently repriced in the November 1995 repricing discussed below.

         On November 28, 1995, the Committee reviewed the status of outstanding stock options granted under the Key Employee Plan to executive officers in fiscal years 1992 through 1995. The Committee determined that options with exercise prices significantly in excess of the current market value of the Class A Common Stock do not serve as a meaningful performance incentive to the officers and more than 65 key employees who hold them. Moreover, the Committee concluded that recent declines in the market value of the Class A Common Stock are due, in part, to the cyclical nature of the steel industry, a factor which is not within the control of the option holders. The Committee further noted that the efforts of executive officers and other key employees who were granted such options are critical to the Company's current operations and future prospects, and that existing options represented no inducement to continue employment with the Company for executive officers and key employees who have been presented with other employment options. Accordingly, the Committee determined to reprice the options granted to all executive officers and key employees pursuant to the Key Employee Plan in fiscal years 1992 through 1995 at the greater of $7.75 or 110% of fair market value. The exercise price for the replacement options was set at $7.75. The repriced options did not involve any right to acquire a greater number of shares, nor any extension of expiration dates, nor any shortening or other alteration of the vesting schedules of the previously granted options. There have been no other repricings of options since the Company became a reporting Company in March 1990.

         Compensation of Chief Executive Officer. The Committee approved an increase of approximately 4% of Mr. Cannon's base salary for fiscal 1995, consistent with increases in 1995 base salaries of the Executive Officers. In fiscal 1995, the Committee approved, and Mr. Cannon was paid, a bonus of 5% of his 1994 base salary, consistent with the bonuses for 1994 performance awarded to the Executive Officers as described above. In addition, following the conclusion of fiscal 1995, the Committee determined to award Mr. Cannon a cash incentive bonus of 15% of his 1995 base salary, also consistent with the cash incentive bonuses awarded to the Executive Officers for 1995, in recognition of Mr. Cannon's role in the achievement of the key accomplishments in fiscal 1995 enumerated above. During the past fiscal year, Mr. Cannon received additional compensation of $34,061 pursuant to the Performance Plan, based upon the formula applicable to all Executive Officers and managerial employees. Mr. Cannon was also granted options for the purchase of 12,000 shares of Class A Common Stock, for the reasons stated above. These options were subsequently repriced in the November 1995 repricing discussed above.

         Other Compensation Plans. The Company maintains insurance and retirement agreements with certain of its executive officers and managers, including Mr. Cannon and the Named Executive Officers, which provide for payment of a death benefit (net of premiums paid and recovered by the Company) to a designated beneficiary or for payment of a retirement benefit upon reaching age
62. Geneva also has a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.

         Submitted by the Compensation Committee of the Board of Directors:

                                                  A. Blaine Huntsman
                                                  A. Thurl Jacobson
                                                  Arch L. Madsen
                                                  R. J. Shopf

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total shareholder return on the Company's Class A Common Stock, calculated on a dividend reinvested basis, from September 30, 1991 through September 30, 1995, compared with the S&P 500 Index and the S&P Steel Index.

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING SEPTEMBER 30, 1991

-----------------------------------------------------------------------
                    Sep-91     Sep-92     Sep-93     Sep-94     Sep-95
-----------------------------------------------------------------------
Geneva Steel        $100       $ 42       $ 69       $100       $ 44
-----------------------------------------------------------------------
S&P 500             $100       $ 94       $106       $110       $143
-----------------------------------------------------------------------
S&P Steel Index     $100       $ 85       $134       $172       $122
-----------------------------------------------------------------------


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York and Pacific Stock Exchanges. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company noted that all required forms were timely filed during the past fiscal year.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of December 31, 1995 with respect to the beneficial ownership of shares of the Class A Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than 5% of either of such classes of Common Stock, by each director or nominee, by each of the Named Executive Officers, and by all directors and officers as a group. The number of Class A Shares listed below does not include Class A Shares issuable upon conversion of Class B Shares. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed based on the number of outstanding securities, excluding treasury shares held by the Company, and are based on 13,343,871 shares of Class A and 19,151,348 shares of Class B Common Stock outstanding as of December 31, 1995:

                                                                                      BENEFICIAL OWNERSHIP
                                                                                    AS OF DECEMBER 31, 1995*
                                                                              -------------------------------------

                                                                                                    PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                              NUMBER OF             CLASS
                                                                                   SHARES            OUTSTANDING
---------------------------------------------------------------------------   -----------------   -----------------
Class A Common Stock:

Wellington Management Company..............................................        1,525,200(1)         11.43%
75 State Street
Boston, Massachusetts 02109

Robert J. Grow.............................................................           68,700(2)          **

Richard D. Clayton.........................................................           57,900(3)          **

Dennis L. Wanlass..........................................................           46,500(3)          **

Max E. Sorenson............................................................           40,500(3)          **

A. Blaine Huntsman.........................................................           30,000(4)          **

R. J. Shopf................................................................           12,300             **

Joseph A. Cannon...........................................................           10,456(5)          **

Richard B. Wirthlin........................................................           10,100             **

Arch L. Madsen.............................................................            1,000             **

A. Thurl Jacobson..........................................................              560             **

All directors and officers as a group (13 persons).........................          327,316(6)          2.41%


Class B Common Stock (7):

Joseph A. Cannon...........................................................       10,142,204(8)         52.96%

Robert J. Grow.............................................................        8,855,319            46.24%

Richard D. Clayton.........................................................           33,825(9)          **

All directors and officers as a group (3 persons)..........................       19,031,348            99.37%

----------------------

* Beneficial ownership as a percentage of the class for each person holding options exercisable within 60 days has been calculated as though shares subject to such options were outstanding, but such shares have not been deemed outstanding for the purpose of calculating the percentage of the class owned by any other person.

**   Less than 1% of outstanding shares.

(1) Shares held by Wellington Management Company are held as investment advisor for numerous investment counseling clients, including the Windsor Fund, Inc., which is the only such client known to hold more than 5% of the outstanding Class A Common Stock. Wellington Management Company may be deemed to be the beneficial owner of the shares by virtue of the investment and/or voting discretion it possesses pursuant to its investment advising agreements with its clients.

(2) Includes 48,100 shares subject to presently exercisable options and 15,500 shares owned by Mr. Grow's spouse which may be deemed to be beneficially owned by him. Mr. Grow disclaims beneficial ownership of the shares owned by his spouse.

(3)  Represents shares subject to presently exercisable options.

(4) Includes 1,000 shares owned by Mr. Huntsman's spouse and 9,000 shares owned by Evergreen Investment, Ltd., a Utah limited partnership in which Mr. Huntsman is a limited partner with 17.5% ownership. All such shares may be deemed to be beneficially owned by Mr. Huntsman; however, he disclaims beneficial ownership of all such shares.

(5) Includes 3,156 shares held by Riverwood Limited Partnership, of which Joseph A. Cannon is general partner, and 7,200 shares subject to presently exercisable options.

(6)  Includes 248,300 shares subject to presently exercisable options.

(7) The Class B Common Stock is convertible into Class A Common Stock at a rate of ten shares of Class B Common Stock for one share of Class A Common Stock. If they were to convert their shares of Class B Common Stock into shares of Class A Common Stock, Mr. Cannon would beneficially own 1,024,676 shares of Class A Common Stock, Mr. Grow would beneficially own 954,232 shares of Class A Common Stock (including shares owned by his spouse), Mr. Clayton would beneficially own 61,283 shares of Class A Common Stock (including shares owned by his spouse) and all directors and officers as a group would beneficially own 2,230,451 shares of Class A Common Stock (including all shares subject to presently exercisable options). In the event of such conversions, Mr. Cannon would own 6.7% of the outstanding Class A Common Stock; Mr. Grow would own 6.2% of the outstanding Class A Common Stock; Mr. Clayton would own less than 1.0% of the outstanding Class A Common Stock; and all directors and officers as a group would own 14.4% of the outstanding Class A Common Stock.

(8) Includes 828,013 shares held by Riverwood Limited Partnership, of which Joseph A. Cannon is general partner.

(9) Includes 16,830 shares owned by Mr. Clayton's spouse which may be deemed to be beneficially owned by him. Mr. Clayton disclaims beneficial ownership of such shares.

         Joseph A. Cannon and Robert J. Grow together beneficially own 99.2% of the outstanding shares of Class B Common Stock and 59.0% of the total voting power of the Company. They are therefore able to determine the outcome of fundamental corporate transactions such as the election of directors, amendments of the Company's articles of incorporation (except for certain amendments which are, by mandatory provisions of law, subject to a class vote of shareholders) and sale of all or substantially all of the Company's assets, and to prevent certain mergers or consolidations involving the Company. Joseph A. Cannon has obtained loans of approximately $3.0 million from a bank which are collateralized by a pledge of Class B Common Stock. Enforcement of the loan agreement could decrease the Class B Common Stock held by Mr. Cannon and other restrictions applicable to the transfer of Class B Common Stock could affect the relative control positions of Messrs. Cannon and Grow.

                      RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 1996, subject to ratification by the shareholders. Arthur Andersen LLP has acted as independent auditor of the Company since 1987. The Board of Directors anticipates that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar year 1997 must be received by Ken C. Johnsen, Vice President, Secretary and General Counsel of the Company, at the Company's executive offices, 10 South Geneva Road, Vineyard, Utah 84058, no later than September 30, 1996.

                             ADDITIONAL INFORMATION

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON FROM WHOM A PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO (AS WELL AS EXHIBITS THERETO, IF SPECIFICALLY REQUESTED), REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT OF THE COMPANY.

                                      PROXY
                              GENEVA STEEL COMPANY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph A. Cannon, Robert J. Grow and Ken C. Johnsen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of Geneva Steel Company, a Utah corporation (the "Company"), held of record by the undersigned on January 24, 1996 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Screening Room, Sundance Resort, Sundance, Utah 84604, on March 26, 1996, at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.

     / / FOR all nominees listed below (except as marked to the contrary). / / WITHOUT AUTHORITY to vote for all nominees listed below.

         (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

     JOSEPH A. CANNON     ROBERT J. GROW    ARCH L. MADSEN   RICHARD B. WIRTHLIN
     RICHARD D. CLAYTON    A. BLAINE HUNTSMAN    R.J. SHOPF

2. PROPOSAL TO RATIFY the appointment of Arthur Andersen LLP as the independent auditor of the Company.

     / /  FOR     / /  AGAINST    / /  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
                                                                     (continued)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY.

     Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED: _________________________________,  1996
                                                    ____________________________
                                                    Signature
                                                    ____________________________
                                                    Signature if held jointly

     (Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)